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                                                                  Exhibit 2.1


                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                                 BY AND BETWEEN

                               HABERSHAM BANCORP,

                                 HABERSHAM BANK

                                       AND

                              LIBERTY BANK & TRUST

                                     2/23/05

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                                TABLE OF CONTENTS

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                                                                                                                       PAGE
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
ARTICLE 1 -- TRANSACTIONS AND TERMS OF THE SHARE EXCHANGE........................................................        1

   1.1      THE SHARE EXCHANGE...................................................................................        1
   1.2      TIME AND PLACE OF CLOSING............................................................................        2
   1.3      EFFECTIVE TIME.......................................................................................        2

ARTICLE 2 -- TERMS OF THE SHARE EXCHANGE.........................................................................        2

   2.1      ARTICLES AND BYLAWS..................................................................................        2
   2.3      DIRECTORS AND OFFICERS...............................................................................        2

ARTICLE 3 -- THE SHARE EXCHANGE..................................................................................        3

   3.1      THE SHARE EXCHANGE...................................................................................        3
   3.2      SHARES HELD BY SELLER OR BUYER.......................................................................        3
   3.3      DISSENTING SHAREHOLDERS..............................................................................        4
   3.4      DEDUCTIONS FOR TAXES.................................................................................        4
   3.5      ESCHEAT..............................................................................................        4
   3.6      RIGHTS OF FORMER SELLER SHAREHOLDERS.................................................................        4
   3.7      CLOSING DELIVERIES...................................................................................        5

ARTICLE 4 -- REPS AND WARRANTIES OF SELLER.......................................................................        5

   4.1      ORGANIZATION, STANDING, AND POWER....................................................................        5
   4.2      AUTHORITY OF SELLER; NO BREACH BY AGREEMENT..........................................................        5
   4.3      CAPITAL STOCK........................................................................................        6
   4.4      SELLER SUBSIDIARIES..................................................................................        7
   4.5      INSURANCE............................................................................................        7
   4.6      FINANCIAL STATEMENTS.................................................................................        7
   4.7      ABSENCE OF UNDISCLOSED LIABILITIES...................................................................        7
   4.8      ABSENCE OF CERTAIN CHANGES OR EVENTS.................................................................        8
   4.9      TAX MATTERS..........................................................................................        8
   4.10     ALLOWANCE FOR POSSIBLE LOAN LOSSES...................................................................       10
   4.11     ASSETS...............................................................................................       10
   4.12     INTELLECTUAL PROPERTY................................................................................       10
   4.13     ENVIRONMENTAL MATTERS................................................................................       11
   4.14     COMPLIANCE WITH LAWS.................................................................................       12
   4.15     LABOR RELATIONS......................................................................................       12
   4.16     EMPLOYEE BENEFIT PLANS...............................................................................       13
   4.17     PRIVACY OF CUSTOMER INFORMATION......................................................................       15
   4.18     LEGAL PROCEEDINGS....................................................................................       15
   4.19     REPORTS..............................................................................................       15
   4.20     STATEMENTS TRUE AND CORRECT..........................................................................       16
   4.21     REGULATORY MATTERS...................................................................................       16
   4.22     STATE TAKEOVER LAWS..................................................................................       16
   4.23     CHARTER PROVISIONS...................................................................................       16

                                        i

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
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   4.24     BOARD RECOMMENDATION.................................................................................       17
   4.25     USA PATRIOT ACT AND BANK SECRECY ACT COMPLIANCE......................................................       17
   4.26     MATERIAL CONTRACTS...................................................................................       17

ARTICLE 5 -- REPS AND WARRANTIES OF BUYER AND HABERSHAM BANK.....................................................       17

   5.1      ORGANIZATION, STANDING, AND POWER....................................................................       17
   5.2      AUTHORITY; NO BREACH BY AGREEMENT....................................................................       18
   5.3      NECESSARY CAPITAL....................................................................................       18
   5.4      SEC FILINGS; FINANCIAL STATEMENTS....................................................................       19
   5.5      STATEMENTS TRUE AND CORRECT..........................................................................       19
   5.6      REGULATORY MATTERS...................................................................................       20

ARTICLE 6 -- CONDUCT OF BUSINESS PENDING CONSUMMATION............................................................       20

   6.1      AFFIRMATIVE COVENANTS OF SELLER......................................................................       20
   6.2      NEGATIVE COVENANTS OF SELLER.........................................................................       20
   6.3      COVENANTS OF BUYER...................................................................................       22
   6.4      ADVERSE CHANGES IN CONDITION.........................................................................       23
   6.5      REPORTS..............................................................................................       23

ARTICLE 7 -- ADDITIONAL AGREEMENTS...............................................................................       23

   7.1      SHAREHOLDER APPROVAL.................................................................................       23
   7.2      OTHER OFFERS, ETC....................................................................................       24
   7.3      CONSENTS OF REGULATORY AUTHORITIES...................................................................       24
   7.4      AGREEMENT AS TO EFFORTS TO CONSUMMATE................................................................       25
   7.5      INVESTIGATION AND CONFIDENTIALITY....................................................................       25
   7.6      PRESS RELEASES.......................................................................................       26
   7.7      STATE TAKEOVER LAWS..................................................................................       26
   7.8      CHARTER PROVISIONS...................................................................................       26
   7.9      EMPLOYEE BENEFITS AND CONTRACTS......................................................................       26
   7.10     INDEMNIFICATION......................................................................................       27
   7.11     BOARD MEETINGS.......................................................................................       28
   7.12     ACCOUNTING POLICIES..................................................................................       28
   7.13     SUPPORT AND NONCOMPETITION AGREEMENTS................................................................       28

ARTICLE 8 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...................................................       28

   8.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY..............................................................       28
   8.2      CONDITIONS TO OBLIGATIONS OF BUYER...................................................................       29
   8.3      CONDITIONS TO OBLIGATIONS OF SELLER..................................................................       30

ARTICLE 9 -- TERMINATION.........................................................................................       31

   9.1      TERMINATION..........................................................................................       31
   9.2      EFFECT OF TERMINATION................................................................................       32
   9.3      SURVIVAL OF REPRESENTATIONS AND COVENANTS............................................................       33

ARTICLE 10 -- MISCELLANEOUS......................................................................................       33

   10.1     DEFINITIONS..........................................................................................       33
   10.2     EXPENSES.............................................................................................       42

                                       ii

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
   10.3     BROKERS AND FINDERS..................................................................................       42
   10.4     ENTIRE AGREEMENT.....................................................................................       42
   10.5     AMENDMENTS...........................................................................................       43
   10.6     WAIVERS..............................................................................................       43
   10.7     ASSIGNMENT...........................................................................................       43
   10.8     NOTICES..............................................................................................       43
   10.9     GOVERNING LAW........................................................................................       44
   10.10    COUNTERPARTS.........................................................................................       44
   10.11    CAPTIONS; ARTICLES AND SECTIONS......................................................................       44
   10.12    INTERPRETATIONS......................................................................................       45
   10.13    ENFORCEMENT OF AGREEMENT.............................................................................       45
   10.14    SEVERABILITY.........................................................................................       45

                                  EXHIBIT INDEX

         Exhibits Description

         Exhibit 1         Plan of Merger

         Exhibit 2         Form of Support and Noncompetition Agreement

         Exhibit 3         Form of Claims/Indemnification Letter

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

         THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement") is made and entered into as of February 23, 2005, by and between Habersham Bancorp ("Buyer"), a Georgia corporation; Habersham Bank, a state bank organized under the laws of the State of Georgia; and Liberty Bank & Trust ("Seller"), a state bank organized under the laws of the State of Georgia.

                                    PREAMBLE

         The respective Boards of Directors of Seller and Buyer are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Seller by Buyer pursuant to a statutory share exchange (the "Share Exchange") as provided by the laws of the State of Georgia. At the effective time of such Share Exchange, all outstanding shares of the capital stock of Seller shall be converted into the right to receive a cash payment from Buyer. As a result, Seller shall become a wholly-owned subsidiary of Buyer. As soon as practical after the Effective Time of the Share Exchange, Buyer shall cause Seller to merge with and into Habersham Bank as provided by the laws of the State of Georgia, and as otherwise set forth in the Plan of Merger in substantially the form of Exhibit 1 (the "Plan of Merger"). The transactions described in this Agreement are subject to the approvals of the shareholders of Seller, applicable Regulatory Authorities, and the satisfaction of the other conditions provided in this Agreement.

         Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer's willingness to enter into this Agreement, all of the directors of Seller have executed and delivered to Buyer an agreement in substantially the form of Exhibit 2 (the "Form of Support and Noncompetition Agreement"), pursuant to which they have agreed, among other things, subject to the terms of such Support and Noncompetition Agreement, to vote the shares of Seller Common Stock over which they have voting power to approve and adopt this Agreement.

         Certain capitalized terms used in this Agreement are defined in Section
10.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1.

                  TRANSACTIONS AND TERMS OF THE SHARE EXCHANGE

1.1      THE SHARE EXCHANGE.

         Pursuant to the provisions of Section 7-1-608 of the Financial Institutions Code of Georgia (the "Code"), Section 14-2-1101 of the Georgia Business Corporation Code (the "GBCC"), and with the effect provided in Section 14-2-1106 of the GBCC, Seller shall become a

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wholly-owned subsidiary of Buyer through the Share Exchange. The separate corporate existence of each of Buyer and Seller shall continue following the Share Exchange. As soon as practical after the Effective Time of the Share Exchange, Buyer shall cause Seller to merge with and into Habersham Bank.

1.2      TIME AND PLACE OF CLOSING.

         The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3      EFFECTIVE TIME.

         The Share Exchange and other transactions contemplated by this Agreement shall become effective on the date and at the time the Plan of Share Exchange reflecting the Share Exchange shall become effective with the Georgia Secretary of State (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 10 business days following the last to occur of: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Share Exchange and (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law or such later date within 30 days thereof as may be specified by Buyer; provided, however, that the Effective Time shall not extend past the termination date set forth in Section 9.1(e) of this Agreement.

                                   ARTICLE 2.

                           TERMS OF THE SHARE EXCHANGE

2.1      ARTICLES AND BYLAWS.

         The Articles of Incorporation of Seller in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Seller after the Effective Time until duly amended or repealed. The Bylaws of Seller in effect immediately prior to the Effective Time shall be the Bylaws of Seller after the Effective Time until duly amended or repealed.

2.2      DIRECTORS AND OFFICERS.

         The directors of Seller in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of Seller from and after the Effective Time in accordance with the Bylaws of Seller. The officers of Seller in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of Seller from and after the Effective Time in accordance with the Bylaws of Seller.

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                                   ARTICLE 3.

                               THE SHARE EXCHANGE

3.1      THE SHARE EXCHANGE.

         (a) Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Share Exchange and without any action on the part of Buyer, Seller or the shareholders of any of the foregoing, each share of Seller Common Stock, excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.3 or those shares that are to be canceled pursuant to Section 3.2, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive $26.00 in cash (the "Share Exchange Consideration").

         (b) Buyer and Seller have exchanged and agreed to the Loan/Holdback List prior to the date of this Agreement. The Loan/Holdback List describes 25 loans made by Seller (each a "Loan" and, collectively, the "Loans"), including the outstanding principal balance for each Loan as of January 25, 2005 and the amount of the holdback (the "Holdback") associated with each Loan. The total amount of the Holdback for all Loans, cumulatively, is $450,000, which corresponds to $3.00 per outstanding share of Seller Common Stock.

         (c) Buyer will use all commercially reasonable efforts to cause each Loan to be repaid in full ("Repaid") or to be restructured or renewed (collectively, "Restructured") so that Buyer is satisfied, in its sole discretion, with the collectibility of the Loan.

         (d) If, as and when each Loan is Repaid or Restructured, Buyer shall pay to each former shareholder of Seller ("Seller's Shareholders") his or her pro rata portion (based on his or her ownership percentage of Seller Common Stock) of the Holdback, or portion thereof, associated with the Repaid or Restructured Loan. Buyer shall deliver any such payment to Seller's Shareholders, in care of Ben F. Cheek, III, within five (5) days after the end of the third (3rd), sixth (6th), ninth (9th), twelfth (12th), fifteenth (15th) and eighteenth (18th) calendar month period following the month in which the Effective Time occurs.

         (e) At the end of the eighteen (18) calendar month period following the month in which the Effective Time occurs, if any Loan is not Repaid or Restructured, then Buyer shall retain the Holdback associated with such Loan.

3.2      SHARES HELD BY SELLER OR BUYER.

         Each of the shares of Seller Common Stock held by any Seller Entity or by any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

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3.3      DISSENTING SHAREHOLDERS.

         Any holder of shares of Seller Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Article 13, Part 2 of the GBCC shall be entitled to receive from Seller the value of such shares in cash as determined pursuant to such provision of Law, provided that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of Article 13, Part 2 of the GBCC and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect or effectively withdraws or loses such holder's right to appraisal of and payment for such holder's shares, Buyer shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Seller Common Stock held by such holder.

3.4      DEDUCTIONS FOR TAXES.

         Each of Buyer and Seller shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer or Seller, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Buyer or Seller, as the case may be.

3.5      ESCHEAT.

         Any other provision of this Agreement notwithstanding, neither Buyer nor Seller shall be liable to a holder of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.6      RIGHTS OF FORMER SELLER SHAREHOLDERS.

         At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Sections 3.2 or as to which statutory dissenters' rights have been perfected as provided in
Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to Seller's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Seller in respect of such shares of Seller Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

3.7      CLOSING DELIVERIES.

         (a) At the Closing, Buyer will pay the Share Exchange Consideration to the four (4) shareholders of Seller by wire transfer of immediately available funds to such account(s) as Seller may reasonably direct. Simultaneously with the payment of the Share Exchange Consideration, Seller will deliver to Buyer the certificates representing all of the outstanding Seller Common Stock, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers executed in blank and with requisite stock transfer tax stamps, if any, attached.

         (b) At the Closing, Seller will also issue to Buyer a new certificate representing 150,000 share of Seller Common Stock registered in the name of Buyer. In addition, at the Closing Seller and Buyer shall deliver or cause to be delivered, as appropriate, any other documents to be delivered in accordance with this Agreement.

                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer and Habersham Bank as follows:

4.1      ORGANIZATION, STANDING, AND POWER.

         Seller is a state bank duly organized and validly existing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for Seller have been made available to Buyer for its review and, except as disclosed in
Section 4.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.

4.2      AUTHORITY OF SELLER; NO BREACH BY AGREEMENT.

         (a) Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Share Exchange, perform this Agreement, and with respect to the Share Exchange, upon the adoption and approval of this Agreement and the Share Exchange by Seller's shareholders in accordance with this Agreement and laws of the State of Georgia, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Share Exchange, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to the approval and adoption of this Agreement by the holders of two-thirds (2/3) of the outstanding shares of Seller Common Stock as contemplated by Section 8.1(a). Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of Seller's Articles of Incorporation or Bylaws or Articles of Incorporation, Bylaws or any other organizational document of any Seller Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Seller Entity; (ii) except as disclosed in Section 4.2(b) of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets; (iv) to the Knowledge of Seller, result in any Buyer Entity becoming subject to or liable for the payment of any Tax; or (v) to the Knowledge of Seller, result in any of the Assets owned by any Buyer Entity being reassessed or revalued by any Regulatory Authority.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Seller of the Share Exchange and the other transactions contemplated in this Agreement.

4.3      CAPITAL STOCK.

         (a) The authorized capital stock of Seller consists of 500,000 shares of Seller Common Stock, of which 150,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Seller Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under Georgia Law. None of the outstanding shares of Seller Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of Seller.

         (b) Except as specifically contemplated by this Agreement, there are no shares of capital stock or other equity securities of Seller outstanding and no outstanding Equity Rights relating to the capital stock of Seller, and Seller is not a party to any Contract that is capable of becoming an Equity Right relating to the capital stock of Seller.

4.4      SELLER SUBSIDIARIES.

         There are no Seller Subsidiaries.

4.5      INSURANCE.

         Section 4.5 of the Seller Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing covering for, any Seller Entity or any of their respective officers, directors and employees, all of which are and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 4.5 of the Seller Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of the Seller Entities and the activities of the officers, directors and employees of such Seller Entities against such risks and in such amounts as are prudent and customary. Seller will not, as of the Closing Date, have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Seller has heretofore made, or will hereinafter make, available to Buyer a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of Seller.

4.6      FINANCIAL STATEMENTS.

         Seller has included in Section 4.6 of the Seller Disclosure Memorandum, or has made available to Buyer, all Seller Financial Statements for periods ended prior to December 31, 2004 and will deliver to Buyer copies of all Seller Financial Statements prepared subsequent to the date hereof. The Seller Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are and will be in accordance with the books and records of the Seller Entities, which are and will be, complete and correct and which have been and will be maintained in accordance with good business practices; and (ii) present or will present, as the case may be, fairly in all material respects the financial position of the Seller Entities as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of the Seller Entities for the periods indicated. All audited Seller Financial Statements have been prepared in accordance with GAAP, and all other Seller Financial Statements have been prepared in accordance with the requirements of any Regulatory Authority to which such Seller Financial Statements were submitted.

4.7      ABSENCE OF UNDISCLOSED LIABILITIES.

         No Seller Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of Seller as of December 31, 2004, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Seller Entity has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid:
(i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 4.7 of the Seller Disclosure Memorandum, no Seller Entity is directly or indirectly liable, by guarantee, indemnity. agreement, or otherwise, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $25,000.

4.8      ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since December 31, 2004, except as disclosed in Section 4.8 of the Seller Disclosure Memorandum: (i) to the Knowledge of Seller, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; and
(ii) none of the Seller Entities have taken any action, or failed to take any action prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in
Article 6.

4.9      TAX MATTERS.

         (a) All Seller Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

         (b) None of the Seller Entities have received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, assessments, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Seller Entities have waived any statutes of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

         (c) Each Seller Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under applicable Law.

         (d) The unpaid Taxes of each Seller Entity: (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and taxable income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

         (e) No Seller Entity is a party to any Tax allocation or sharing agreement, and no Seller Entity has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

         (f) During the five-year period ending on the date hereof, no Seller Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code and Seller has never made any election to be taxed as a Subchapter S Corporation under the Internal Revenue Code.

         (g) No Seller Entity has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Seller has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). No Seller Entity has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Seller Entities, if any, are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

         (h) Each Seller Entity is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         (i) No Seller Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         (j) Since January 1, 1998, Seller (i) has qualified as a small business corporation within the meaning of Section 1361(b)(1) of the Internal Revenue Code and (ii) has had in effect a valid and binding election to be treated as an "S Corporation" within the meaning of Section 1362(a) of the Internal Revenue Code for federal income tax purposes.

4.10     ALLOWANCE FOR POSSIBLE LOAN LOSSES.

         As of the date hereof, the allowance for possible loan or credit losses (the "Allowance") is, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Seller that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor.

4.11     ASSETS.

         (a) Except as disclosed in Section 4.11(a) of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Seller Material Adverse Effect. All tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller's past practices.

         (b) All Assets which are material to Seller's business and held under leases or subleases by any of the Seller Entities are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought) and each such Contract is in full force and effect.

         (c) The Assets of the Seller Entities include all Assets required to operate the businesses of the Seller Entities as presently conducted.

4.12     INTELLECTUAL PROPERTY.

         Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license to, with the right to sublicense, any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity's business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in Default under any of its Intellectual Property licenses. No claims or proceedings have been instituted, are pending, or, to the Knowledge of Seller, threatened, which challenge the rights of Seller with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of each Seller Entity does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.12 of the Seller Disclosure Memorandum, no officer or director of any Seller Entity is party to any Contract which restricts or prohibits such officer or director from engaging in activities in the financial services industry. No employee of any Seller Entity is a party to any Contract which restricts or prohibits such employee from engaging in activities competitive with another Seller Entity.

4.13     ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of Seller, each Seller Entity, its Participation Facilities and its Operating Properties are and have been in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

         (b) There is no Litigation pending or, to the Knowledge of Seller, threatened before any court, governmental agency or authority, or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant: (i) for alleged noncompliance (including by any predecessor) with or have any Liability under any Environmental Law or (ii) relating to the Release into the Environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any real property currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

         (c) To the Knowledge of Seller, during or prior to the period of: (i) any Seller Entity's ownership or operation of any of the Operating Properties;
(ii) any Seller Entity's participation in the management of any Participation Facility; or (iii) any Seller Entity's holding of a security interest in any Operating Property, there have been no Release of any Hazardous Material in, on, under, adjacent to or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

         (d) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Seller Entity pertaining to Hazardous Materials in, on, under, adjacent to or affecting (or potentially affecting) any Asset or any real property currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities, or concerning compliance by any Seller Entity with Environmental Laws.

         (e) There are no aboveground or underground storage tanks, whether in use of closed, at or under any Asset or any real property currently owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities. Section 4.13(e) of the Seller Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the Seller at or from any such real property. All such tank removals were performed in accordance with Environmental Law and no soil or groundwater contamination resulted from the operation or removal of such tanks.

4.14     COMPLIANCE WITH LAWS.

         (a) Seller is duly chartered as a state bank under the laws of the State of Georgia. Each Seller Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as disclosed in Section
4.14 of the Seller Disclosure Memorandum, no Seller Entity:

                  (i) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

                  (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which, individually or in the aggregate, are could not reasonably be anticipated to have, individually or in the aggregate, a Seller Material Adverse Effect; or

                  (iii) since December 31, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof: (A) asserting that any Seller Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect; or (C) requiring any Seller Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its business, including credit or reserve policies, its management, or the payment of dividends.

         (b) Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by all applicable Regulatory Authorities have been made available to Buyer.

4.15     LABOR RELATIONS.

         (a) No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment.

         (b) No Seller Entity is party to, or has any obligations under, any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of a Seller Entity's employees and no Seller Entity is obligated under any agreement to recognized or bargain with any labor organization or union.

         (c) There is no strike, slowdown, picketing, work stoppage or other labor dispute involving any Seller Entity, pending or threatened.

         (d) To the Knowledge of Seller, there is no activity involving any Seller Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.16     EMPLOYEE BENEFIT PLANS.

         (a) Seller has disclosed in Section 4.16(a) of the Seller Disclosure Memorandum and has delivered or made available to Buyer, prior to the execution of this Agreement, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other Employee Benefit Plans or fringe benefit plans, including "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Seller Benefit Plans"). Any of the Seller Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Seller ERISA Plan." Each Seller ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Seller Pension Plan." No Seller Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (b) All Seller Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as disclosed in Section 4.16(b) of the Seller Disclosure Memorandum, each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Seller Entity has engaged in a transaction with respect to any Seller Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Seller Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

         (c) To the Knowledge of Seller, no Seller Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been: (i) no material change in the financial position of any Seller Pension Plan; (ii) no change in the actuarial assumptions with respect to any Seller Pension Plan; and (iii) no increase in benefits under any Seller Pension as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or materially adversely affect the funding status of any such plan. No Seller Pension Plan, "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Seller Entity, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate"), has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Seller Material Adverse Effect. No Seller Entity has provided or is required to provide security to a Seller Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

         (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Seller Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate which Liability is reasonably likely to have a Seller Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (e) Except as disclosed in Section 4.16(e) of the Seller Disclosure Memorandum, no Seller Entity has any Liability for retiree health and life benefits under any of the Seller Benefit Plans, and there are no restrictions on the rights of such Seller Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Seller Material Adverse Effect.

         (f) Except as disclosed in Section 4.16(f) of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming payable by Seller to any of its directors, officers or any employees of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Seller Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and its respective beneficiaries, other than entitlements accrued pursuant to funded retirements plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have, to the Knowledge of Seller, been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

         (h) Seller has performed all of its obligations under the Seller Benefit Plans and has made appropriate entries in its financial records and statements for all such obligations that have accrued but that are not yet due. Seller has made all required contributions and payments under each Seller Benefit Plan for all periods through and including the Closing.

         (i) Other than routine claims for benefits, no claim against or legal proceeding involving any Seller Benefit Plan is pending or, to the Knowledge of Seller, threatened.

4.17     PRIVACY OF CUSTOMER INFORMATION.

         (a) Seller is the sole owner of all individually identifiable personal information ("IIPI") relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this Agreement. For purposes of this Section 4.17, "IIPI" means any information relating to an identified or identifiable natural Person.

         (b) Seller's collection and use of such IIPI and the use of such IIPI by Seller as contemplated by this Agreement complies with Seller's privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy, except for such failures to comply which, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect.

4.18     LEGAL PROCEEDINGS.

         Except as disclosed in Section 4.18 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Seller Entity or against any director, officer, employee or Employee Benefit Plan of any Seller Entity, or against any Asset interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Seller Entity that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Section 4.18 of the Seller Disclosure Memorandum contains a list of all Litigation as of the date of this Agreement to which any Seller Entity is named as a defendant or cross-defendant or for which, to the Knowledge of Seller, any Seller Entity has any potential liability.

4.19     REPORTS.

         Since December 31, 2001, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect). As of their respective dates, all such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, all such reports and documents did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20     STATEMENTS TRUE AND CORRECT.

         (a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Seller's shareholders in connection with the Shareholders' Meeting (if applicable), and any other documents to be filed by a Seller Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed and with respect to the Proxy Statement when first mailed to the shareholders of Seller (if applicable), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto at the time of the Shareholders' Meeting (if applicable), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.

         (c) All documents that a Seller Entity or an Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.21     REGULATORY MATTERS.

         No Seller Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

4.22     STATE TAKEOVER LAWS.

         Each Seller Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from or, if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

4.23     CHARTER PROVISIONS.

         Each Seller Entity has taken all action so that the entering into of this Agreement and the consummation of the Share Exchange and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of

Incorporation, Bylaws or other governing instruments of any Seller Entity, or restrict or impair the ability of Buyer or any of its Subsidiaries to vote or otherwise to exercise the rights of a shareholder with respect to shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

4.24     BOARD RECOMMENDATION.

         The Board of Directors of Seller, at a meeting duly called and held, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Share Exchange, are fair to and in the best interests of Seller's shareholders and (ii) resolved to recommend that the holders of the shares of Seller Common Stock approve and adopt this Agreement.

4.25     USA PATRIOT ACT AND BANK SECRECY ACT COMPLIANCE.

         All Seller Entities are in compliance in all material respects with the provisions of (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the "USA PATRIOT Act") and regulations promulgated thereunder including, but not limited to, those provisions of the USA PATRIOT Act that address money-laundering, know-your customer, account maintenance and customer verification; (b) the Bank Secrecy Act of 1970, as amended (the "Bank Secrecy Act"), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address customer identification programs, know your customer programs, and suspicious activity reports; and (c) the requirements of the Office of Foreign Assets Control ("OFAC") and related regulations. Without limiting the foregoing, Seller has implemented a Bank Secrecy Act compliance program that appropriately addresses all of the required program elements as required by 12 CFR 353.3.

4.26     MATERIAL CONTRACTS.

         Section 4.26 of the Seller Disclosure Memorandum lists all employment, severance, consulting and other compensation Contracts between any Seller Entity and any current or former director, officer or employee thereof.

                                   ARTICLE 5.

           REPRESENTATIONS AND WARRANTIES OF BUYER AND HABERSHAM BANK

         Buyer and Habersham Bank each hereby represent and warrant to Seller as follows:

5.1      ORGANIZATION, STANDING, AND POWER.

         Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Habersham Bank is a state bank duly organized and validly existing under the laws of the State of Georgia, and has corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets.

5.2      AUTHORITY; NO BREACH BY AGREEMENT.

         (a) Buyer and Habersham Bank have the corporate power and authority necessary to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Share Exchange, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer and Habersham Bank. This Agreement represents a legal, valid and binding obligation of Buyer and Habersham Bank, enforceable against Buyer and Habersham Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by Buyer or Habersham Bank, nor the consummation by Buyer or Habersham Bank of the transactions contemplated hereby, nor compliance by Buyer or Habersham Bank with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of Buyer's or Habersham Bank's Articles of Incorporation or Bylaws; (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets;
(iv) to the Knowledge of Buyer and Habersham Bank, resulting in any Seller Entity becoming subject to or liable for the payment of any Tax; or (v) to the Knowledge of Buyer and Habersham Bank, resulting in any of the Assets owned by any Seller Entity being reassessed or revalued by any Regulatory Authority.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Buyer or Habersham Bank of the Share Exchange and the other transactions contemplated in this Agreement.

5.3      NECESSARY CAPITAL.

         At the Effective Time, Buyer will have sufficient cash funds to pay the aggregate Merger Consideration and will use such funds for the payment of the Share Exchange Consideration subject to the completion of the Share Exchange in accordance with the terms of this Agreement. Buyer and its Subsidiaries are, and will be immediately following the Share Exchange, in material compliance with all capital, debt, and financial and nonfinancial provisions applicable to each of them under the Bank Holding Company Act of 1956, the regulations promulgated by the FDIC and the Georgia Department of Banking and Finance and any other applicable Law or Contract to which they are a party.

5.4      SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Buyer has filed all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by Buyer with the SEC since December 31, 2001 (the "Buyer SEC Reports"), and Buyer has made available to Seller each of the Buyer SEC Reports. The Buyer SEC
Reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.

         (b) Each of the Buyer Financial Statements: (i) complied or, in the case of Buyer Financial Statements filed with the SEC after the date hereof, will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto; (ii) were prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC); and (iii) fairly presented, or will fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, or will be, subject to normal and recurring year-end adjustments which were not, or will not be, expected to be material in amount or effect.

5.5      STATEMENTS TRUE AND CORRECT.

         (a) No statement, certificate, instrument or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Seller's shareholders in connection with the Shareholders Meeting (if applicable), and any other documents to be filed by any Buyer Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed, and with respect to the Proxy Statement when first mailed to the shareholders of Seller (if applicable), be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto at the time of the Shareholders' Meeting (if applicable), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.

         (c) All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.6      REGULATORY MATTERS.

         No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. See Section 5.6 of the Buyer Disclosure Memorandum for additional information.

                                   ARTICLE 6.

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1      AFFIRMATIVE COVENANTS OF SELLER.

         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to: (a) operate its business only in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; and
(c) use its reasonable efforts to cause its representations and warranties to be correct at all times.

6.2      NEGATIVE COVENANTS OF SELLER.

         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

         (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity,

         (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Seller Entity to another Seller Entity) except in the ordinary course of the business of Seller Entities consistent with past practices (which shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in Section 6.2(b) of the Seller Disclosure Memorandum);

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Employee Benefit Plans), directly or indirectly, any shares or any securities convertible into any shares of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller's capital stock;

         (d) except for this Agreement or as disclosed in Section 6.2(d) of the Seller Disclosure Memorandum, authorize, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding any additional shares of Seller Common Stock or any other capital stock of any Seller Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

         (e) adjust, split, combine or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Seller Entity (unless any such shares of stock are sold or otherwise transferred to another Seller Entity);

         (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business or (ii) acquisitions of control by Seller in its fiduciary capacity;

         (g) grant any increase in compensation or benefits to the employees or officers of any Seller Entity, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the Seller Disclosure Memorandum, enter into or amend any severance agreements with officers of any Seller Entity, grant any increase in fees or other increases in compensation or other benefits to directors of any Seller, or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights;

         (h) enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered) at any time on or after the Effective Time;

         (i) adopt any new Employee Benefit Plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing Employee Benefit Plans of any Seller Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice;

         (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

         (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Seller Entity for material money damages or material restrictions upon the operations of any Seller Entity;

         (l) except in the ordinary course of business, or as agreed to by Buyer in writing, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims;

         (m) sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset of Seller having a book value in excess of $25,000 and any such transaction shall be in the ordinary course of Seller's business; or

         (n) take any action which would: (i) materially and adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) or in Section 8.1(c) or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

6.3      COVENANTS OF BUYER.

         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Buyer Common Stock and the business prospects of the Buyer Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Buyer Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Buyer Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries.

6.4      ADVERSE CHANGES IN CONDITION.

         Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which: (i) is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable; or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.5      REPORTS.

         Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 7.

                              ADDITIONAL AGREEMENTS

7.1      SHAREHOLDER APPROVAL.

         As soon as reasonably practicable after execution of this Agreement, Seller shall cause the Shareholders' Meeting to be held for the purpose of voting upon approval of this Agreement ("Seller Shareholder Approval") and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting: (a) Seller shall mail the Proxy Statement to each of Seller's shareholders unless Seller elects to hold such meeting by written consent action, in which event a Proxy Statement shall not be necessary; (b) the Board of Directors of Seller shall recommend to its shareholders the approval of this Agreement; and (c) the Board of Directors and the officers of Seller shall use their reasonable efforts to obtain the Seller Shareholder Approval.

7.2      OTHER OFFERS, ETC.

         (a) No Seller Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act), any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;
(iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

         (b) In addition to the obligations of Seller set forth in Section 7.2(a), as promptly as practicable and in any event within one business day after any of the executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

         (c) Seller and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section
7.2 by any Affiliate or Representative of any Seller Entity shall be deemed to be a breach of this Section 7.2 by Seller.

7.3      CONSENTS OF REGULATORY AUTHORITIES.

         Buyer shall promptly prepare and file with the relevant Regulatory Authorities all necessary applications relating to the transactions contemplated by this Agreement (including the Share Exchange). Seller agrees to cooperate with Buyer and to use its reasonable efforts to: (i) assist Buyer in the preparation and filing of all necessary documentation to effect all applications, notices, petitions and filings; and (ii) obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Share Exchange). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.4      AGREEMENT AS TO EFFORTS TO CONSUMMATE.

         Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Affiliates to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8, provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5      INVESTIGATION AND CONFIDENTIALITY.

         (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Share Exchange and shall permit such other Party to make or cause to be made such investigation of its business, properties, financial and legal conditions (including the business, properties, financial and legal conditions of Subsidiaries) as the investigating Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

         (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

         (d) Buyer has reviewed those books, records and financial statements of Seller that Seller had provided to Buyer as of February 17, 2005. Based on Buyer's review of such information, Buyer had not identified any material issues other than those addressed by Section 3.1, as of the date of this Agreement.

7.6      PRESS RELEASES.

         Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any of the transactions contemplated hereby, provided that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

7.7      STATE TAKEOVER LAWS.

         Each Seller Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

7.8      CHARTER PROVISIONS.

         Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Share Exchange and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

7.9      EMPLOYEE BENEFITS AND CONTRACTS.

         Following the Effective Time, Buyer shall provide generally to officers and employees of the Seller Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer common stock), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Habersham Bank to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of Buyer retirement plans) benefit accrual under Buyer's Employee Benefit Plans, the service of the employees of the Seller Entities prior to the Effective Time shall be treated as service with Habersham Bank. Seller agrees to cooperate with Buyer in the transition of its Employee Benefit Plans following the Effective Time including, but not limited to, the termination of one or more Employee Benefit Plans, as designated by Buyer, no later than immediately prior to the Effective Time. With respect to Seller's status as an adopting affiliate of the 1st Franklin Profit Sharing and 401(k) Plan (the "1st Franklin Plan"), Seller shall, at Buyer's election, either (a) effect a withdrawal from the 1st Franklin Plan immediately prior to the Closing by providing an appropriate notice pursuant to Section 19.7 of the 1st Franklin Plan and arrange for a distribution of benefits to those participants who are either employees or former employees of Seller, or (b) take appropriate actions prior to the Closing to effect as soon as practicable after the Closing a direct transfer of assets and liabilities from the 1st Franklin Plan to Buyer's 401(k) plan, but only to the extent of assets and liabilities attributable to Seller's sponsorship of the 1st Franklin Plan. Buyer shall communicate its election, as contemplated by the immediately preceding sentence, to Seller as soon as practicable after the parties have executed this Agreement.

7.10     INDEMNIFICATION.

         (a) For a period of one year after the Effective Time, Buyer and Habersham Bank shall each indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Seller Entities (each, an "Indemnified Party") against all Liabilities (excluding Liabilities relating to Seller's status as an "S Corporation") arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Seller or, at Seller's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable law and by Seller's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Seller is required to effectuate any indemnification, Seller shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party. Likewise, each shareholder of Seller shall jointly and severally indemnify, defend and hold harmless Buyer and Habersham Bank against any Liabilities arising out of Seller's breach of its representations and warranties contained in Article 4 of this Agreement for the following time periods: with respect to Section 4.3, indefinitely; with respect to Sections 4.9 and 4.13, for the applicable statute of limitations; with respect to matters involving fraud on the part of Seller or its shareholders, indefinitely; with respect to all other matters, for a period of 90 days after the Effective Time.

         (b) Buyer shall use its reasonable efforts (and Seller shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of one year after the Effective Time Seller's existing directors' and officers' liability insurance policy (provided that Buyer or Seller may substitute therefor: (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance, provided that Buyer shall not be obligated to make annual premium payments for any year in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Seller's directors and officers, 150% of the annual premium payments on Seller's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium not exceeding the Maximum Amount.

         (c) If a claim for indemnification is asserted against Buyer by Seller's Shareholders, venue will be in Habersham County. If a claim for indemnification is asserted against Seller's Shareholders by Buyer, venue will be in Stephens County.

7.11     BOARD MEETINGS.

         From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement, Seller agrees to give not less than two days' prior notice of all meetings of Seller's Board of Directors and Buyer, and Seller agree that Buyer shall be entitled to have representatives attend all such Board Meetings, provided that Seller shall have the right to exclude such representatives during discussions relating to: (i) this Agreement or any of the transactions contemplated hereby; (ii) any matter the Seller Board of Directors deems, in its sole discretion, to be a confidential matter; or (iii) a matter which Seller determines, in its sole discretion, would result in a conflict of interest for the Board of Seller.

7.12     ACCOUNTING POLICIES.

         Buyer and Seller shall consult with respect to the character, amount, and timing of restructuring and merger-related expense charges to be taken by Buyer or Seller in connection with the transactions contemplated by this Agreement and shall take such charges, in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by Buyer and Seller.

7.13     SUPPORT AND NONCOMPETITION AGREEMENTS.

         Seller shall use its reasonable best efforts to cause each of the executive officers and directors of Seller and each of the holders of 10% or more of the outstanding shares of Seller Common Stock to execute and deliver to Buyer a Support and Noncompetition Agreement.

                                   ARTICLE 8.

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY.

         The respective obligations of each Party to perform this Agreement and consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer and Seller pursuant to Section 10.6:

         (a) Shareholder Approval. The shareholders of Seller shall have adopted and approved this Agreement and the consummation of the transactions contemplated hereby, including the Share Exchange, as and to the extent required by Law and the provisions of the governing instruments of Seller.

         (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Share Exchange shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of Buyer, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

         (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Share Exchange (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

         (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

8.2      CONDITIONS TO OBLIGATIONS OF BUYER.

         The obligations of Buyer to perform this Agreement and consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to
Section 10.6(a):

         (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 4.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.3, 4.22 and 4.23 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.22 and 4.23) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates. Seller shall have delivered to Buyer: (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Seller and in Sections 8.2(a) and 8.2(b) have been satisfied; and (ii) certified copies of resolutions duly adopted by Seller's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the

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

consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

         (d) Opinion of Seller's Counsel. Buyer shall have received an opinion of McClure, Ramsay, Dickerson & Escoe, LLP, counsel to Seller, dated as of the Closing, in form and substance reasonably satisfactory to Buyer.

         (e) Maximum Number of Dissenters. The number of shares of Seller Common Stock who dissent from the Share Exchange shall not exceed 5% of Seller's outstanding shares.

         (f) Minimum Shareholders' Equity. The shareholders' equity of Seller shall not be less than $3.0 million as of the date that is five business days following the last to occur of the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Share Exchange and on the Closing Date. Shareholders' equity shall be calculated in accordance with the books and records of Seller, consistent with past practice, GAAP and all requirements of applicable Regulatory Authorities, after taking into account the accrual of any expenses related to Seller's canceling of any existing change in control agreements, employment agreements or other similar agreements, and all costs, fees and charges of Seller's accountants, counsel and financial advisors, whether or not accrued or paid, that are related to the transactions contemplated by this Agreement, but not taking into account any temporary reductions in the market value of securities not held as investments held to maturity.

         (g) Support and Noncompetition Agreements. Each of the directors and officers and 10% shareholders of Seller shall have executed and delivered to Buyer a Support and Noncompetition Agreement in substantially the form of
Exhibit 2.

         (h) Claims/Indemnification Letters. Each of the directors and officers of Seller shall have executed and delivered to Buyer a letter in substantially the form of Exhibit 3 (the "Form of Claims/Indemnification Letter").

         (i) Main Office Facility. Buyer shall have consummated its acquisition from 1st Franklin Financial Corporation of Seller's main office facility located at 27 North Big A Road, Toccoa, Georgia.

8.3      CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller to perform this Agreement and consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to
Section 10.6(b):

         (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Buyer set forth in Section 5.6 shall be true and correct in all material respects.

There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.6 such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates. Buyer shall have delivered to Seller: (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied; and (ii) certified copies of resolutions duly adopted by Buyer's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

         (d) Main Office Facility. Buyer shall have consummated its acquisition from 1st Franklin Financial Corporation of Seller's main office facility located at 27 North Big A Road, Toccoa, Georgia.

                                   ARTICLE 9.

                                   TERMINATION

9.1      TERMINATION.

         Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

         (a) by mutual consent of the Board of Directors of Buyer and the Board of Directors of Seller;

         (b) by the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and
Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the nonterminating Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the transactions contemplated by this Agreement under the standard set forth in Section 8.2(a) of this Agreement in the case of termination by Buyer and Section 8.3(a) of this Agreement in the case of termination by Seller;

         (c) by the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and
Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the nonterminating Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;

         (d) by the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and
Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal;

         (e) by the Board of Directors of Buyer or Seller in the event that the transactions contemplated by this Agreement shall not have been consummated on or before December 31, 2005, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 9.1(e);

         (f) by the Board of Directors of Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and
Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the transactions contemplated by this Agreement (other than as contemplated by Section 9.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in
Section 9.1(e) of this Agreement; or

         (g) by the Board of Directors of either Buyer or Seller if, after the date hereof, a Material Adverse Effect in the financial condition or business of the non-terminating Party shall have occurred or the non-terminating Party shall have suffered loss or damage to any of its properties or Assets, which change, loss or damage results in a Material Adverse Effect on the non-terminating Party.

9.2      EFFECT OF TERMINATION.

         (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of this Section 9.2 and Article 10 shall survive any such termination and abandonment.

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

         (b) Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to Sections 9.1(b), 9.1(c) or 9.1(g), the breaching Party agrees to pay the non-breaching Party, as liquidated damages:
(i) an amount equal to the non-breaching Party's reasonable out-of-pocket expenses relating to the Share Exchange in an amount not to exceed $150,000 in the case of a nonwillful breach; or (ii) $500,000 in the case of a willful breach, which sums represent compensation for the non-breaching Party's loss as a result of the transactions contemplated by this Agreement not being consummated. Final settlement with respect to payment of such fees shall be made within thirty (30) days after the termination of this Agreement. This Section 9.2(b) shall be the non-breaching Party's sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

9.3      SURVIVAL OF REPRESENTATIONS AND COVENANTS.

         The respective representations, warranties, obligations, covenants and agreements of the Parties shall survive the Effective Time for 90 days, except that (a) Section 4.3 shall survive the Effective Time indefinitely, and (b) Sections 4.9 and 4.13 shall survive the Effective Time for the applicable statute of limitations.

                                   ARTICLE 10.

                                  MISCELLANEOUS

10.1     DEFINITIONS.

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "ACQUISITION PROPOSAL" means any proposal (whether communicated to Seller or publicly announced to Seller's shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent (10%) or more of the consolidated assets of Seller as reflected on Seller's consolidated statement of condition prepared in accordance with GAAP.

                  "ACQUISITION TRANSACTION" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or "Group" (other than Buyer or any of its Affiliates) of 5% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "Group" (other than Buyer or any of its Affiliates) beneficially owning 5% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction;
         (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

                  "AFFILIATE" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "ASSETS" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BUYER DISCLOSURE MEMORANDUM" means the written information entitled "Buyer Disclosure Memorandum" delivered prior to the date of this Agreement to Seller describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "BUYER ENTITIES" means, collectively, Buyer and all Buyer Subsidiaries.

                  "BUYER FINANCIAL STATEMENTS" means: (i) the consolidated audited balance sheets (including related notes and schedules, if any) of Buyer as of December 31, 2003 and 2002, and the related consolidated audited statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2003, 2002 and 2001, as set forth in the Buyer SEC Reports; (ii) the consolidated unaudited balance sheet of Buyer (including related notes and schedules, if any) as of December 31, 2004 and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2004, as provided to Seller; and (iii) any financial statements of Buyer set forth in any filings made by Buyer with the SEC during the period commencing on the date hereof and ending on the earlier to occur of the Effective Time or the termination of this Agreement.

                  "BUYER MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on: (i) the financial position, business, cash flows, or results of operations of Buyer and its Subsidiaries, taken as a whole; or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Share Exchange or the other transactions contemplated by this Agreement, provided that "Buyer Material Adverse Effect" shall not be deemed to include the impact of: (A) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities; (B) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies; (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior informed written Consent of Seller in contemplation of the transactions contemplated hereby; (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, including reasonable expenses incurred by Buyer in consummating the transactions contemplated by this Agreement; (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Buyer to, this Agreement or any of the transactions contemplated by this Agreement; or
         (F) changes in the market price or trading volume of Buyer common stock.

                  "CLOSING DATE" means the date on which the Closing occurs.

                  "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DEFAULT" means: (i) any breach or violation of, default under, contravention of, or conflict with any Contract, Law, Order or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with any Contract, Law, Order or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

                  "EMPLOYEE BENEFIT PLAN" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such employee benefit plan is or is intended to be: (i) covered or qualified under the Code, ERISA or any other applicable Law;
         (ii) written or oral; (iii) funded or unfunded; (iv) actual or contingent; or (v) arrived at through collective bargaining or otherwise.

                  "ENVIRONMENT" means any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

                  "ENVIRONMENTAL LAWS" means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.
         Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

                  "EQUITY RIGHTS" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means any entity which, together with Seller, would be treated as a single employer under Code Section 414.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "EXHIBITS" means the Exhibits 1, 2 and 3 so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" means accounting principles generally accepted in the United States of America , consistently applied during the periods involved.

                  "HAZARDOUS MaTERIAL(S)" means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a "hazardous substance," "hazardous waste," "contaminant," or "solid waste," or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

                   "INTELLECTUAL PROPERTY" means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KNOWLEDGE," as used with respect to a Person (including references to such Person being aware of a particular matter), means the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief executive officer, chief financial officer, chief accounting officer, chief operating officer, general counsel, and any assistant or deputy general counsel of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

                  "LAW" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" means any direct or indirect, primary or secondary liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" means any conditional sale agreement; default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement; or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than: (i) Liens for current property

         Taxes not yet due and payable; (ii) as to a Person that is a depository institution, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business; and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "LITIGATION" means any action, arbitration, cause of action, lawsuit, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), its employees or independent contractors, or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                   "MATERIAL" or "MATERIAL," for purposes of this Agreement, shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "OPERATING PROPERTY" means any property owned, leased or operated by the Party in question or by any of its Subsidiaries, or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                  "PARTICIPATION FACILITY" means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" means either Seller, Buyer or Habersham Bank, and "PARTIES" means Seller, Buyer and Habersham Bank.

                  "PERMIT" means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                  "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

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

                  "PROXY STATEMENT" means the proxy statement to be mailed to Seller's shareholders in connection with the Shareholders' Meeting (if applicable).

                  "REGULATORY AUTHORITIES" means, collectively, the SEC, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "RELEASE" OR "RELEASED" means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment

                  "REPRESENTATIVE" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SELLER COMMON STOCK" means the $5.00 par value common stock of Seller.

                  "SELLER DISCLOSURE MEMORANDUM" means the written information entitled "Seller Disclosure Memorandum" delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "SELLER ENTITIES" means, collectively, Seller and all Seller Subsidiaries.

                  "SELLER FINANCIAL STATEMENTS" means: (i) the audited balance sheets of Seller as of December 31, 2003 and 2002 (including related notes and schedules, if any) and the related audited statements of income, changes in shareholders' equity, and cash flows for each of the three fiscal years ended December 31, 2003, 2002 and 2001 (including related notes and schedules, if any); (ii) the unaudited balance sheet of Seller (including related notes and schedules, if any) as of December 31, 2004 and the related statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 2004 (including related notes and schedules, if any) as provided to Buyer; and (iii) all

         Seller Call Reports filed during the period commencing January 1, 2001 and ending on the earlier to occur of the Effective Time or the termination of this Agreement.

                  "SELLER MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on: (i) the financial position, business, cash flows or results of operations of Seller and its Subsidiaries, taken as a whole; or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Share Exchange or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of: (A) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities; (B) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies; (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior informed written Consent of Buyer in contemplation of the transactions contemplated hereby; or (D) the direct effects of compliance with this Agreement on the operating performance of Seller, including reasonable expenses incurred by Seller in consummating the transactions contemplated by this Agreement.

                   "SHAREHOLDERS' MEETING" means the meeting of the shareholders of Seller to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

                  "SUBSIDIARIES" means all those corporations, associations, or other business entities of which the entity in question either: (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a managing member; or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "TAX" or "TAXES" means any federal, state, county, local or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  "TAX RETURN" means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

         (b) The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

TERM                                                    PAGE
Agreement..........................................      1
Allowance..........................................     10
Buyer..............................................      1
Buyer SEC Reports..................................     19
Closing............................................      2
Effective Time.....................................      2
Holdback...........................................      3
Indemnified Party..................................     27
Individually Identifiable Personal Information.....     15
Loan...............................................      3
Maximum Amount.....................................     27
Plan of Exchange...................................      2
Repaid, Restructured...............................      3
Seller.............................................      1
Seller's Shareholders..............................      3
Support Agreements.................................      1
Takeover Laws......................................     16

         (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

10.2     EXPENSES.

         Buyer and Seller shall each pay one-half (1/2) of the printing and mailing fees for the Proxy Statement (if applicable). Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

10.3     BROKERS AND FINDERS.

         Except for The Carson Medlin Company as to Buyer, each Party represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker's representing or being retained by or allegedly representing or being retained by Seller or by Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

10.4     ENTIRE AGREEMENT.

         Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the agreement between Buyer and 1st Franklin Financial Corporation regarding Seller's main office facilities). Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.10.

10.5     AMENDMENTS.

         To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Board of Directors of each Party, whether before or after shareholder approval of this Agreement has been obtained, provided that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Seller Common Stock without the further approval of such shareholders.

10.6     WAIVERS.

         (a) Prior to or at the Effective Time, Buyer, acting through its chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

         (b) Prior to or at the Effective Time, Seller, acting through its chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7     ASSIGNMENT.

         Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

10.8     NOTICES.

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier to the persons at the addresses set forth below (or at such other address as may be provided hereunder) and shall be deemed to have been delivered as of the date so delivered:

               Seller:                   Liberty Bank & Trust
                                         27 N Big `A' Road
                                         Toccoa, Georgia 30577
                                         Facsimile Number: (706) 886-3610
                                         Attention: Ben F. Cheek, III

               Copy to Counsel:          McClure, Ramsay, Dickerson & Escoe, LLP
                                         400 Falls Road
                                         Toccoa, Georgia 30577
                                         Facsimile Number: (706) 886-1150
                                         Attention: John A. Dickerson, Esq.

               Buyer and Habersham Bank: Habersham Bancorp
                                         282 Historical 441 Highway North
                                         Cornelia, Georgia 30531
                                         Facsimile Number: (706) 776-9020
                                         Attention: David Stovall

               Copy to Counsel:          Powell Goldstein LLP
                                         One Atlantic Center - 14th Floor
                                         1201 West Peachtree Street NW
                                         Atlanta, Georgia 30309
                                         Facsimile Number: (404) 572-6999
                                         Attention: Kathryn L. Knudson, Esq.

10.9     GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the transactions contemplated hereby.

10.10    COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

10.11    CAPTIONS; ARTICLES AND SECTIONS.

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12    INTERPRETATIONS.

         No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys, and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13    ENFORCEMENT OF AGREEMENT.

         The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14    SEVERABILITY.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                                   (Continued)

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

                                   BUYER:

                                   HABERSHAM BANCORP

                                   By: /s/ David D. Stovall
                                       -----------------------------------------
                                       David D. Stovall
                                       President and Chief Executive Officer

                                   HABERSHAM BANK

                                   By: /s/ David D. Stovall
                                       -----------------------------------------
                                       David D. Stovall
                                       Chief Executive Officer

                                   SELLER:

                                   LIBERTY BANK & TRUST

                                   By: /s/ Ben F. Cheek, III
                                       -----------------------------------------
                                       Ben F. Cheek, III
                                       Chairman

         The undersigned shareholders have executed this Agreement, as of the day and year first above written, for the sole purpose of agreeing to the provisions of Section 7.10.

/s/ Ben F. Cheek, III                         /s/ Virginia C. Herring
------------------------------                --------------------------------
Ben F. Cheek, III                             Virginia C. Herring

/s/ Ben F. Cheek, IV                          /s/ David W. Cheek
------------------------------                --------------------------------
Ben F. Cheek, IV                              David W. Cheek

                                    EXHIBIT 1

                                 PLAN OF MERGER

                                    EXHIBIT 2

                  FORM OF SUPPORT AND NONCOMPETITION AGREEMENT

                                    EXHIBIT 3

                      FORM OF CLAIMS/INDEMNIFICATION LETTER